Exhibit 15.2
20 March, 2009
Companhia Vale do Rio Doce
Avenida Graca Aranha, 26
20005-900 Rio de Janeiro, RJ
Brasil
To Whom It May Concern:
I hereby consent to being named in the Annual Report on Form 20-F of Companhia Vale do Rio Doce (“Vale”) for the year ended 31 December, 2008 (the “2008 20-F”) in reference to my preparation of estimates of coal resources and reserves at the Integra Coal mine in Australia as of 31 December, 2008.
I also consent to the incorporation by reference of the 2008 20-F into:
a)	The Registration Statement on Form F-3 of Vale (File No. 333-138617) and Vale Overseas Limited (File No. 333-138617-01)
b)	The Registration Statement on Form F-3 of Vale (File No. 333-143857) and Vale Capital Limited (File No. 333-143857-01)
and all amendments to those documents.
Yours Sincerely,
Colin Coxhead BSc MAIG